UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2020

CERENCE INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39030	83-4177087
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

15 Wayside Road Burlington, Massachusetts		01803
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (857) 362-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CRNC	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Senior Credit Facilities

On June 12, 2020 (the “Financing Closing Date”), Cerence Inc. (the “Borrower” or the “Company”) entered into a Credit Agreement, by and among the Borrower, the lenders and issuing banks party thereto and Wells Fargo Bank, N.A., as administrative agent (the “Credit Agreement”), which provides for senior secured financing of $175.0 million, consisting of:

•	a senior secured term loan facility in an aggregate principal amount of $125.0 million (the “Term Loan Facility”); and

•

a senior secured first-lien revolving credit facility in an aggregate principal amount of $50.0 million (the “Revolving Facility” and, together with the Term Loan Facility, the “Senior Credit Facilities”).

Up to $15.0 million may be utilized under the Revolving Facility for the issuance of letters of credit to the Borrower or any of its subsidiaries. Letters of credit are available for issuance under the Credit Agreement on terms and conditions customary for financings of this kind, which issuances will reduce availability under the Revolving Facility.

The Borrower borrowed an aggregate amount of $125.0 million under the Term Loan Facility on the Financing Closing Date. The letters of credit and Revolving Facility are available for working capital and other general corporate purposes from time to time prior to the final maturity of the Revolving Facility.

Use of Proceeds

On the Financing Closing Date, the Borrower used a portion of the proceeds of the Term Loan Facility to pay in full all indebtedness under the Credit Agreement, dated October 1, 2019, by and among the Company, the lenders and issuing banks party thereto and Barclays Bank PLC, as administrative agent (the “Existing Facility”), and paid fees and expenses in connection with the Senior Credit Facilities.

Guarantees and Security

The Borrower’s obligations under the Credit Agreement are jointly and severally guaranteed by certain of its direct and indirect wholly owned domestic subsidiaries (the “Guarantors”) that entered into a subsidiary guarantee agreement (the “Subsidiary Guarantee Agreement”) with Wells Fargo Bank, N.A., as administrative agent. The Borrower and the Guarantors also entered into a collateral agreement (the “Collateral Agreement”) with Wells Fargo Bank, N.A., as collateral agent. Pursuant to the Collateral Agreement, all obligations of the Borrower and the Guarantors are secured by substantially all tangible and intangible personal property and material real property of the Borrower and Guarantors, including a perfected first-priority pledge of all (or, in the case of foreign subsidiaries or subsidiaries (“FSHCO”) that own no material assets other than equity interests in foreign subsidiaries that are “controlled foreign corporations” or other FSHCOs, 65%) of the equity securities of each subsidiary of the Borrower held by any loan party, subject to certain customary exceptions and limitations.

Maturity

The Revolving Facility matures four years after the Financing Closing Date, with certain extension rights in the discretion of each lender. The Term Loan Facility matures four years after the Financing Closing Date, with certain extension rights in the discretion of each lender.

Interest Rate and Fees

The Senior Credit Facilities are subject to an interest rate, at the option of the Borrower, of either (a) base rate determined by reference to the highest of (1) the rate of interest last quoted by The Wall Street Journal as the “prime rate” in the United States, (2) the federal funds effective rate, plus 0.5% and (3) the one month adjusted LIBOR rate, plus 1% per annum (“ABR”) or (b) an adjusted LIBOR rate (“LIBOR”) (which shall not be less than 0.5% per annum), in each case, plus an applicable margin. Initially, the applicable margin is LIBOR plus 3.00% or ABR plus 2.00%. Following delivery of a compliance certificate for the first full fiscal quarter after the Financing Closing Date, the applicable margins for the Senior Credit Facilities is subject to a pricing grid based upon the net total leverage ratio as follows (i) if the net total leverage ratio is greater than 3.00 to 1.00, the applicable margin is LIBOR plus 3.50% or ABR plus 2.50%; (ii) if the net total leverage ratio is less than or equal to 3.00 to 1.00 but greater than 2.50 to 1.00, the applicable margin is LIBOR plus 3.25% or ABR plus 2.25%; (iii) if the net total leverage ratio is less than or equal to 2.50 to 1.00 but greater than 2.00 to 1.00, the applicable margin is LIBOR plus 3.00% or ABR plus 2.00%; (iv) if the net total leverage ratio is less than or equal to 2.00 to 1.00 but greater than 1.50 to 1.00, the applicable margin is LIBOR plus 2.75% or ABR plus 1.75%; and (v) if the net total leverage ratio is less than or equal to 1.50 to 1.00, the applicable margin is LIBOR plus 2.50% or ABR plus 1.50%.

Accordingly, the interest rates for the Senior Credit Facilities will fluctuate during the term of the Credit Agreement based on changes in the ABR or LIBOR. Interest payments with respect to the Senior Credit Facilities are required either on a quarterly basis (for ABR loans) or at the end of each interest period (for LIBOR loans) or, if the duration of the applicable interest period exceeds three months, then every three months.

In addition to paying interest on outstanding borrowings under the Revolving Facility, we are required to pay a quarterly commitment fee based on the unused portion of the Revolving Facility.

We are obligated to make quarterly principal payments in an aggregate annual amount equal to 5.0% of the original principal amount of the Term Loan Facility during the first two years of the Term Loan Facility, and 10.0% of the original principal amount of the Term Loan Facility thereafter, with the balance payable at the maturity date thereof. Such amortization payments may be reduced from time to time in accordance with the terms of the Credit Agreement as a result of the application of loan prepayments made by us, if any, prior to the scheduled date of payment thereof.

Prepayments

The Borrower may voluntarily prepay borrowings under the Credit Agreement without premium or penalty, subject to customary “breakage” costs with respect to LIBOR loans. The Borrower may also reduce the commitments under the Revolving Facility, in whole or in part, in each case, subject to certain minimum amounts and increments.

The Credit Agreement also contains certain mandatory prepayment provisions in the event that we incur certain types of indebtedness or receive net cash proceeds from certain non-ordinary course asset sales or other dispositions of property, in each case subject to terms and conditions customary for financings of this kind.

Representations and Warranties

The Credit Agreement contains certain representations and warranties (subject to certain agreed qualifications), including, among others, (i) status, binding obligations, non-conflict with other obligations, power and authority, validity and enforceability and ranking, (ii) no insolvency, taxation and no litigation, (iii) financial statements and financial information, (iv) property ownership, (v) security interests, (vi) government approvals, (vii) environmental matters and (viii) compliance with sanctions and anti-corruption laws.

Certain Covenants

The Credit Agreement contains certain affirmative and negative covenants customary for financings of this type that, among other things, limit the Borrower and the Borrower’s subsidiaries’ ability to incur additional indebtedness or liens, to dispose of assets, to make certain fundamental changes, enter into restrictive agreements, to designate subsidiaries as unrestricted, to make certain investments, loans, advances, guarantees and acquisitions to prepay certain indebtedness and to pay dividends, to make other distributions or redemptions/repurchases, in respect of the Borrower and the Borrower’s subsidiaries’ equity interests, to engage in transactions with affiliates or to amend certain material documents.

In addition, the Credit Agreement contains the following financial covenants, each tested quarterly commencing with the quarter ended September 30, 2020:

•	a net secured leverage ratio of not greater than 3.25 to 1.00;

•	a net total leverage ratio of not greater than 4.25 to 1.00; and

•	minimum liquidity of at least $75.0 million.

Events of Default

The Credit Agreement contains customary events of default, including with respect to a failure to make payments under the Senior Credit Facilities, cross-default, certain bankruptcy and insolvency events and customary change of control events.

The foregoing descriptions of the Credit Agreement, the Subsidiary Guarantee Agreement and the Collateral Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which are attached as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On June 12, 2020, the Company paid in full and terminated the Credit Agreement, dated October 1, 2019, by and among the Company, the lenders and issuing banks party thereto and Barclays Bank PLC, as administrative agent.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 7.01 Regulation FD Disclosure.

On June 15, 2020, the Company issued a press release announcing the Company’s refinancing of its Existing Facility. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information in this Item 7.01 and Exhibit 99.1 attached hereto are being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01—Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Credit Agreement, dated June 12, 2020, by and between Cerence Inc., the lenders and issuing banks party thereto and Wells Fargo Bank, N.A., as administrative agent.

10.2	Subsidiary Guarantee Agreement, dated June 12, 2020, by and between certain domestic subsidiaries of Cerence, as subsidiary guarantors, and Wells Fargo Bank, N.A., as administrative agent.

10.3	Collateral Agreement, dated June 12, 2020, by and between Cerence Inc. and certain subsidiaries of Cerence, as pledgors, and Wells Fargo Bank, N.A., as collateral agent.

99.1	Press release, dated June 15, 2020, issued by Cerence Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2020	CERENCE INC.

	By:	/s/ Mark Gallenberger
	Name:	Mark Gallenberger
	Title:	Chief Financial Officer